UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Cytyc Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact: Tim Adams, Chief Financial Officer Anne Rivers, Investor Relations Jeff Keene, Healthcare Media Cytyc Corporation: 508-263-8765 www.cytyc.com

Cytyc Sets Special Meeting of Stockholders to Vote on Proposed Merger with Hologic, Inc.

Cytyc to Mail Definitive Proxy Materials

Marlborough, Mass., September 13, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced that it currently plans to hold a special meeting of stockholders of Cytyc (the “Special Meeting”) to vote on the proposed merger with Hologic, Inc. (Nasdaq: HOLX) at 9:00 a.m., local time, on Thursday, October 18, 2007, at The Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128. Stockholders of record as of the close of business on August 22, 2007 are entitled to notice of and vote at the Special Meeting.

Cytyc plans to commence mailing definitive proxy materials in connection with the Special Meeting early next week.

As previously announced on May 20, 2007, Hologic and Cytyc entered into a definitive agreement to combine the two companies in a cash and stock transaction under which Cytyc stockholders would receive 0.52 of a share of Hologic common stock and $16.50 in cash for each share of Cytyc common stock they own for a total consideration of approximately $6.2 billion.

Stockholders are encouraged to read Cytyc’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Cytyc Board of Directors’ unanimous recommendation that stockholders vote “FOR” the approval of the proposed merger with Hologic.

Stockholders who have questions about the merger or need assistance in submitting their proxy or voting their shares should contact Cytyc’s proxy solicitor, Morrow & Co., Inc. toll-free at (800) 662-5200.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. Cytyc cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Without limiting the foregoing, Cytyc cannot guarantee that the merger with Hologic will be completed on a timely basis if at all. Among other things, the transaction is subject to approval of both companies’ stockholders as well as other customary closing conditions. In addition, each party has termination rights in certain limited circumstances.

The risks and uncertainties included above are not exhaustive. The Registration Statement on Form S-4 (File No. 333-144238) filed by Hologic and the annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Cytyc has filed with the SEC contain additional factors that could impact the timing or completion of the transaction. The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties’ expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Stockholders

Hologic and Cytyc filed an amended joint proxy statement/prospectus with the SEC in connection with the proposed merger on September 7, 2007. Cytyc urges investors and stockholders to read the amended joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information.

Investors and stockholders will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com.

Participants in the Solicitation

Cytyc, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. The names of Cytyc’s directors and executive officers and a description of their interests in Cytyc are set forth in Cytyc’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Cytyc’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus.

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